REAL ESTATE PURCHASE AND SALE AGREEMENT

BETWEEN

NORTHGATE INVESTMENTS, LLC

AND

FMP NORTHGATE OUTPARCEL LLC CONCERNING OUTPARCEL PROPERTY

IN CINCINNATI, OHIO

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of April __, 2005, by and between NORTHGATE INVESTMENTS, LLC, a Kentucky limited liability company (the “Seller”), and FMP NORTHGATE OUTPARCEL LLC, a Delaware limited liability company (the “Purchaser”).

In consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
Definitions

SECTION 1.1.          Definitions. For purposes of this Agreement, capitalized terms not otherwise defined herein have the meanings set forth below: “Additional Rent” shall mean all reimbursements of Real Estate Taxes, merchant or project association dues, promotional fund contributions, retroactive rent escalations, insurance cost reimbursements and all other amounts and charges payable by Tenant to Seller, as landlord, under the Ground Lease (other than Minimum Rent).

“Applicable Additional Rent Fiscal Year” shall have the meaning set forth in Section 8.4(b)(ii).

“Assignment and Assumption of Ground Lease” shall mean an Assignment and Assumption of Ground Lease substantially in the form attached hereto as Exhibit J.

“Bill of Sale” shall mean a bill of sale and general assignment substantially in the form attached hereto as Exhibit G.

“Business Day” shall mean any day of the week other than Saturday, Sunday, or a day on which banking institutions in Cincinnati, Ohio are obligated or authorized by law or executive action to be closed to the transaction of normal banking business.

“Calendar Year of Proration” shall mean the calendar year in which the Closing occurs. “Closing” shall mean the consummation of the purchase and sale of the Property pursuant to the terms of this Agreement.

“Closing Date” shall mean the Closing Date under that certain Membership Interest Purchase Agreement among Hocker Northgate Holdings I, Inc., Hocker Northgate Group, LLC and FMP Northgate LLC.

“Closing Statement” shall mean an itemized statement of the Purchase Price and deductions therefrom and additions thereto made pursuant to the allocations of costs and prorations and any other sums determined as required pursuant to this Agreement in order to calculate the resulting net amount payable to Seller in consideration of the transfer to Purchaser of the Property.

“Code” shall mean the Internal Revenue Code of 1986, and all amendments thereto and all regulations issued thereunder.

“Commission” shall have the meaning set forth in Section 9.1.

“Confidential Information” shall mean all information concerning the Property, the Ground Lease, the Tenant and Seller, excluding information that is available to the general public from sources other than disclosure by Purchaser or its agents in violation of this Agreement.

“Contracts” shall mean the service, management and leasing brokerage contracts materially affecting the Property, if any, but shall not include the Ground Lease.

“Deed” shall mean a limited warranty deed substantially in the form attached hereto as Exhibit F.

“Delinquent Rent” shall mean Rent which is due and payable by Tenant on or before the Closing but has not been paid in collected funds by the Closing.

“Deposit” shall mean $10.00.

“Effective Date” means the date of this Agreement first set forth above.

“Environmental Laws” means all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now enacted, promulgated, or amended, of the United States, the states, the counties, the cities or any other political subdivisions in which the Real Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the Seller or the Real Property or the use of the Real Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including ambient air, surface water, ground water or land or soil).

“Escrow Agent” shall mean the offices of the Title Company in Columbus, Ohio. “Existing Survey” shall mean the survey that was prepared by Van Horn, Hoover & Associates, Inc., dated March 29, 2000 and revised September 12, 2002.

“Existing Title Policy” shall mean the Owner’s Policy of Title Insurance No. 0-9993-1874524 issued by Stewart Title Guaranty Company in favor of Owner dated July 24, 2000.

“Final Closing Adjustment” shall have the meaning set forth in Section 8.4(f).

“Governmental Authority” shall mean any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, board, bureau, officer or instrumentality, foreign or domestic, or any of them.

“Ground Lease” shall mean that certain Ground Lease dated as of November 21, 1995 between Northgate Mall Associates Limited Partnership, as Landlord, and BP Exploration & Oil, Inc., as Tenant, a memorandum of which is dated June 17, 1996 and recorded in Official Record 7203, Page 194, in the Hamilton County, Ohio Recorder’s Office.

“Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) or any regulations promulgated thereunder; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or regulations promulgated thereunder; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or nonfriable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now classified or considered to be hazardous or toxic under any Environmental Laws other than mold or other microbial contaminants, as to which potential contaminants the Seller makes no representations.

“Improvements” shall mean all buildings, structures and other improvements situated upon the Land to the extent owned by Seller.

“Intangible Property” shall mean all of Seller’s right, title and interest, if any, in all intangible assets relating to the Land, Improvements or Personal Property, including all of Seller’s right, title and interest, if any, in all (a) warranties and guaranties relating to the Land, Improvements or Personal Property, (b) all licenses, permits and approvals relating to the Land, Improvements or Personal Property, (c) all logos and tradenames relating to the Land, Improvements or Personal Property, (d) all contract rights, and (e) all plans and specifications relating to the Land, Improvements or Personal Property, in each case to the extent that Seller is not prohibited by any statute, order, rule or regulation from legally transferring the same.

“Land” shall mean the land described on Exhibit A attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land and all right, title and interest (if any) of Seller in and to any streets, alleys, passages or other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral rights appurtenant to such land.

“Minimum Rent” shall mean all base rent, minimum rent or basic rent payable in fixed installments and fixed amounts for stated periods by Tenant under the Ground Lease.

“Operating Agreement” shall mean that certain Operating Agreement dated July 24, 1970, recorded in Mortgage Book 3777, Page 225, in the Hamilton County, Ohio Registered Land Records, and also recorded at Plat Book 28, Pages 10 through 13 in the Hamilton County, Ohio Registered Land Records, as amended by First Amendment Agreement to Operating Agreement dated December 16, 1974, recorded in Mortgage Book 4123, Page 1261, in the Hamilton County, Ohio Registered Land Records, as amended by Second Amendment to Operating Agreement dated April 29, 1975, recorded in Mortgage Book 4123, Page 1673, in the Hamilton County, Ohio Registered Land Records, as amended by Third Amendment to Operating Agreement dated November 2, 1988, recorded in Mortgage Book 4878, Page 1618, in the Hamilton County, Ohio Registered Land Records, and as further amended by Amendment to and Restatement of Operating Agreement dated September 18, 1992, recorded in Official Record 5959, Page 1412, in the Hamilton County, Ohio Registered Land Records, including any amendment thereto.

“Operating Expenses” shall mean all costs, expenses, charges and fees relating to the ownership, management, operation, maintenance and repair of the Real Property, including electricity, gas, water and sewer charges, telephone and other public utilities, common area maintenance charges, insurance premiums, vault charges, personal property taxes, excise taxes on Rent, business occupational taxes, Seller’s contributions to merchant or project associations or to promotional funds, and periodic charges payable under Contracts, but not including any costs, expenses, charges or fees which are the direct responsibility of the Tenant.

“Permitted Exceptions” shall mean: (a) all matters shown on the Title Commitment or the Survey, in accordance with Section 4.1, as to which Purchaser does not make a written objection on or before the Title Objection Date and those matters as to which Purchaser does so object but which either are waived or cured in accordance with Section 4.1; (b) the Ground Lease; (c) the Operating Agreement, (d) all matters, whether or not of record, that arise out of the actions of Purchaser or its agents, employees, representatives or contractors; and (e) all matters that the Title Company is willing to insure over in a manner satisfactory to Purchaser in the exercise of Purchaser’s reasonable business judgment without additional premium or indemnity and to which Purchaser has consented in the exercise of Purchaser’s reasonable business judgment.

“Person” shall mean any individual, estate, trust, partnership, limited liability company, limited liability partnership or other legal entity, corporation, governmental agency, unincorporated association.

“Personal Property” shall mean any furniture, equipment, machinery, inventories, supplies, signs and other tangible personal property, if any, owned by Seller and installed, located or situated on or used in connection with the operation of the Improvements.

“Property” shall mean, collectively, the Real Property, the Personal Property, the Ground Lease, and the Intangible Property.

“Purchase Price” shall mean the purchase price for the Property as specified in Section 2.2.

“Purchaser Title Objections” shall have the meaning set forth in Section 4.1.

“Real Estate Taxes” shall mean all taxes, agreements in lieu of taxes, assessments, vault rentals, and other charges, if any, general, special or otherwise (including penalties, fines and any other additions thereto), and including all assessments for schools, public betterments and general or local improvements, levied or assessed upon or with respect to the ownership of and/or all other taxable interests in the Real Property imposed by any public or quasi-public authority.

“Real Property” shall mean, collectively, the Land and the Improvements.

“Reimbursable Expenses” shall mean all or a portion of the Operating Expenses or Real Estate Taxes, or both, which are taken into account under the Ground Lease in determining the amount of Additional Rent payable by the Tenant.

“Rent” shall mean, collectively, Minimum Rent and Additional Rent. “Rent Roll” shall mean the rent roll attached hereto as Exhibit C.

“Reports” shall mean those written reports relating to the environmental condition of the Property provided by Seller or its agents to Purchaser and listed on Exhibit E.

“Security Deposits” shall mean all security deposits, access card or key deposits, cleaning fees and other deposits relating to space within the Real Property paid by the Tenant to Seller or its managing agent.

“Seller Parties” shall mean (a) Seller, (b) Seller’s direct and indirect owners, (c) Seller’s respective agents, officers, directors, trustees, advisors, managers, owners and employees, and (d) the agents, officers, directors, trustees, advisors, managers, owners and employees of the Seller’s direct and indirect owners.

“Seller’s Representative” shall mean David E. Hocker.

“Seller’s Title Election Period” shall have the meaning set forth in Section 4.1.

“Survey” shall mean an ALTA “as built” survey of the Real Property, by a licensed surveyor or registered professional engineer selected by Seller’s Representative and reasonably acceptable to Purchaser.

“Tenant” shall mean all Persons leasing space within the Real Property pursuant to the Ground Lease.

“Title Commitment” shall mean a commitment for title insurance in the amount of the Purchase Price issued by either an agent for, or the office of, the Title Company in Columbus, Ohio.

“Title Company” shall mean Stewart Title Guaranty Company or such other nationally recognized title underwriter as is selected by Purchaser and reasonably acceptable to Seller.

“Title Objection Date” shall mean the date that is five (5) Business Days after the later of the Effective Date or receipt of the Title Commitment and Updated Survey.

“Title Objection Notice” shall have the meaning set forth in Section 4.1.

“Updated Survey” shall mean an updated Survey of the Existing Survey.

“Utility Deposits” shall mean all deposits made by Seller with the Persons providing water, sewer, gas, electricity, telephone and other public utilities to the Real Property.

“Zoning Certificate” shall have the meaning set forth in Section 6.1(g).

ARTICLE 2
Agreement; Purchase Price

SECTION 2.1.          Agreement to Sell and Purchase. Subject to the terms and provisions hereof, Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller.

SECTION 2.2.          Purchase Price. The Purchase Price for the Property shall be Two Hundred Sixty-two Thousand Three Hundred Twenty and 00/100 Dollars ($262,320.00). Subject to the adjustments and apportionments as hereinafter set forth, the Purchase Price shall be paid to Seller on the Closing Date by wire transfer of immediately available federal funds.

ARTICLE 3
Deposit

SECTION 3.1.          Deposit. Purchaser shall pay the sum of $10.00 to Seller as the Deposit hereunder.

ARTICLE 4
Survey and Title Commitment

SECTION 4.1.          Title and Survey. Purchaser shall have until the Title Objection Date to give Seller’s Representative one or more written notices (collectively, the “Title Objection Notice”) that set forth in reasonable detail any objections that Purchaser has to title or survey matters affecting the Real Property (the “Purchaser Title Objections”). Seller’s Representative shall have five (5) Business Days from its receipt of Title Objection Notice “Seller’s Title Election Period”) to give Purchaser notice as to whether Seller elects to cure the Purchaser Title Objections no later than five (5) Business Days prior to the Closing Date. If Seller does not timely elect to cure any one or more of the Purchaser Title Objections and give notice thereof to Purchaser, Purchaser shall have until five (5) Business Days after such notice to determine whether to take title to the Real Property subject to such matters (in which event such Purchaser Title Objections shall constitute Permitted Exceptions) or to terminate this Agreement. If Seller timely elects to use reasonable efforts to cure any one or more of the Purchaser Title Objections, Seller shall have until five (5) Business Days prior to the Closing Date to complete such cure to the satisfaction of Purchaser in the exercise of Purchaser’s reasonable business judgment, the failing of which, Purchaser shall have the option, as the sole remedy of Purchaser, of accepting the title as it then is or terminating this Agreement, whereupon except for Purchaser’s obligations under Section 5.2, Purchaser and Seller shall have no further obligations or liabilities under this Agreement. If Seller elects to cure any one or more Purchaser Title Objections, Seller shall correct such Purchaser Title Objections on or before the fifth (5th) Business Day prior to the Closing Date, provided that Seller shall be required to cure (and Purchaser need not give a Purchaser Title Objection to) any title exception that can be cured by the payment of money or, if acceptable to Purchaser, the posting of bond (such as, by way of example and not limitation, delinquent real estate taxes and mechanics liens).

ARTICLE 5
Inspection, Audit and Financing

SECTION 5.1.          Access. During the pendency of this Agreement, Purchaser, personally or through its authorized agent or representative (Purchaser and such Persons are referred to collectively as the “Purchaser Designees”), shall be entitled upon reasonable advance notice to Seller’s Representative, and subject to any notice or other requirements required in the Ground Lease, to enter upon the Real Property during normal business hours and shall have the right to make such investigations and conduct discussions with Tenant as Purchaser deems necessary or advisable, subject to and in accordance with the following: (a) such access shall not violate any law or agreement to which Seller is a party or otherwise expose Seller, solely as a result of such access, to a material risk of liability; (b) Seller shall cooperate with Purchaser as reasonably requested by Purchaser from time to time in facilitating such activities of the Purchaser Designees, and Purchaser shall identify such Purchaser Designees to Seller promptly from time to time upon request of Seller; (c) Purchaser Designees shall not unreasonably interfere with the use, occupancy or enjoyment of Tenant or its employees, contractors, customers or guests; (d) none of the Purchaser Designees shall inflict physical damage to the Real Property or any portion thereof that is not repaired by Purchaser; (e) upon request from Seller’s Representative, before any Purchaser Designee enter onto the Real Property, Purchaser shall deliver to Seller’s Representative a certificate of insurance naming Seller as an additional insured, evidencing commercial general liability insurance (including property damage, bodily injury and death) issued by an insurance company having a rating of at least “A-VII” by A.M. Best Company, with limits of not less than $1,000,000 per occurrence for bodily or personal injury or death and $1,000,000 aggregate per location; (f) Purchaser shall: (i) use reasonable efforts to perform all on-site due diligence reviews and all communications with Tenant on an expeditious and efficient basis; and (ii) indemnify, hold harmless and defend the Seller Parties against, and hold the Seller Parties harmless from, all loss, liability, claims, costs (including reasonable attorneys’ fees), liens and damages to the extent resulting from or relating to any gross negligence or intentional misconduct in performing the activities of Purchaser Designees under this Section 5.1; and (g) without the prior written consent of Seller’s Representative, which shall not be unreasonably withheld or delayed, Purchaser shall not conduct any Phase II exams, soil borings or other invasive tests on or around the Real Property. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement.

SECTION 5.2.          Confidentiality.

          (a)          Purchaser shall hold all Confidential Information in confidence and shall not at any time disclose or permit the disclosure of the Confidential Information to any Person without the prior written consent of Seller’s Representative. Purchaser further agrees to use the Confidential Information only for purposes of evaluating the Owner and the Property in connection with its purchase of the Property in accordance with the terms of this Agreement. Notwithstanding the foregoing, (i) Purchaser may disclose the Confidential Information to its affiliates, its permitted assignees hereunder, and their respective legal counsel, accountants, lenders and similar third parties and Purchaser Designees that Purchaser reasonably concludes need to review the Confidential Information in connection with Purchaser’s purchase of the Property in accordance with the terms of this Agreement, and (ii) provided that Purchaser first shall provide written notice thereof to Seller’s Representative, Purchaser may disclose the Confidential Information to the extent that such disclosure is required by law or court order. If this Agreement is terminated before the Closing, Purchaser promptly shall return the Confidential Information to Seller’s Representative and shall not retain copies thereof or, at Purchaser’s option, certify that it has destroyed, and has caused every Person to whom the Purchaser or any party described in Section 5.2(a)(i) hereof has delivered the Confidential Information to have destroyed all copies of such Confidential Information. Other than to the extent required by law, neither Seller nor Purchaser prior to Closing shall make any public announcements concerning the sale of the Property or the ultimate ownership of the Property pursuant to this Agreement without first obtaining the prior written consent of the other (which consent may be given by Seller’s Representative for all the Seller). The provisions of this paragraph shall survive any termination of this Agreement but shall not survive Closing.

          (b)          Seller and Purchaser hereby agree that the covenants made in this Section 5.2 shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

SECTION 5.3.          Reporting. In the event that Purchaser’s due diligence reveals any condition of the Property that in Purchaser’s judgment requires disclosure to any governmental agency or authority, Purchaser shall immediately notify Seller’s Representative thereof. In such event, Seller, and not Purchaser or anyone acting on Purchaser’s behalf, shall make such disclosures as Seller deems appropriate. Notwithstanding the foregoing, Purchaser may disclose matters concerning the Property to a Governmental Authority if, (a) in the written opinion of Purchaser’s outside legal counsel, Purchaser is required by law to make such disclosure, and (b) to the extent in Purchaser’s judgment not in conflict with applicable law, Purchaser gives Seller’s Representative not less than ten (10) days prior written notice of the proposed disclosure, together with a copy of such legal opinion.

ARTICLE 6
Conditions Precedent, Casualty Damage or Condemnation

SECTION 6.1.          Conditions Precedent Favoring Purchaser. In addition to any other conditions precedent in favor of Purchaser as may be expressly set forth elsewhere in this Agreement, Purchaser’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 6.1 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only by written notice of such waiver from Purchaser to Seller’s Representative.

          (a)          Seller shall have delivered, or caused to be delivered, all of the items required by Section 8.2 hereof.

          (b)          Seller shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.

          (c)          On the Closing Date, the representations of Seller set forth in Section 7.2 shall be true, complete and accurate in all material respects, subject to: (i) changes that are caused by the negligent acts or omissions or willful misconduct of Purchaser or its agents or affiliates or their officers, agents or employees; and (ii) casualty or condemnation (which shall be governed by Sections 6.3 and 6.4, respectively, and not by this Section 6.1(c)).

          (d)          On the Closing Date, title to the Real Property shall be conveyed to Purchaser subject only to the Permitted Exceptions.

          (e)          Purchaser shall have received an estoppel certificate from Tenant substantially in the form attached hereto as Exhibit B.

          (f)          Purchaser shall have received environmental reports reasonably acceptable to Purchaser for the Real Property.

          (g)          Purchaser shall have received a zoning certification for the Real Property issued by Hamilton County, Ohio in form and substance reasonably acceptable to Purchaser (the “Zoning Certificate” ).

          (h)          Purchaser shall have received the Updated Survey.

          (i)          The Title Company shall have irrevocably and unconditionally committed to issue a title insurance policy to Purchaser in the amount of the Purchase Price, with the standard pre-printed exceptions deleted, and subject only to the exceptions shown in the Title Commitment which have been approved or deemed approved by Purchaser consistent with the provisions of this Agreement, together with such endorsements as Purchaser may request, including without limitation a non-imputation endorsement (ALTA Form 15), contiguity endorsement, and survey endorsement.

          (j)          The membership interests of Northgate Partners, LLC shall have been assigned by the members of Northgate Partners, LLC pursuant to that certain Membership Interest Purchase Agreement among such members and FMP Northgate LLC dated on or about the date hereof.

SECTION 6.2.          Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 6.2 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller's Representative to Purchaser.

          (a)          Purchaser shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing.

          (b)          On the Closing Date, the representations of Purchaser set forth in Section 7.1 shall be true, accurate and complete in all material respects.

          (c)          The membership interests of Northgate Partners, LLC shall have been assigned by the members of Northgate Partners, LLC pursuant to that certain Membership Interest Purchase Agreement among such members and FMP Northgate LLC dated on or about the date hereof.

SECTION 6.3.          Risk of Loss. All risk of loss to the Property prior to Closing shall remain with the Seller.

SECTION 6.4.          Condemnation. In the event that all or a material portion of the Real Property should be condemned by right of eminent domain prior to the Closing such that Seller’s reasonable estimate of the loss of value of the remaining Real Property exceeds two percent (2%) of the Purchase Price, Purchaser may, at Purchaser’s sole option, elect either to:

          (a)          terminate this Agreement and receive back the Deposit; or

          (b)          close the transaction contemplated by this Agreement and make an appropriate reduction in the Purchase Price based upon a reasonable approximation of the loss of value of the remaining Real Property as agreed by Seller’ Representative and Purchaser.

          (c)          In the event of a condemnation or threat of condemnation by right of eminent domain as to which Section 6.4(a) does not apply, Purchaser shall close the transaction contemplated by this Agreement and make an appropriate reduction in the Purchase Price based upon a reasonable approximation of the loss of value of the remaining Real Property as agreed by Seller’s Representative and Purchaser.

          (d)          Purchaser shall be deemed to have elected to proceed under Section 6.4(a) unless, within ten (10) Business Days from written notice of the condemnation given by Seller’s Representative to Purchaser, Purchaser provides Seller with written notice that Purchaser elects to close the transaction contemplated by this Agreement pursuant to Section 6.4(b).

SECTION 6.5.          Leasing & Other Activities Prior to Closing.

          (a)          Prior to the Closing Date, Seller shall not make any material modification to the Ground Lease without Purchaser’s prior written consent, provided such consent is not unreasonably withheld or delayed.

ARTICLE 7
Representations, Warranties and Covenants

SECTION 7.1.          Purchaser’s Representations. Purchaser hereby represents, warrants, covenants, and acknowledges to Seller as of the date hereof and as of the Closing as follows:

          (a)          Purchaser acknowledges that it or its affiliates are experienced and sophisticated owners of commercial real estate projects such as the Property and that it will have had a full and complete opportunity to conduct such investigations, examinations, inspections and analyses of the Property as Purchaser, in its absolute discretion, may deem appropriate. Purchaser further acknowledges that, except for Representations of Seller’s Representative and any other express written representations of the Seller’s Representative contained in this Agreement or other documents delivered by Seller or Seller’s Representative in connection with this Agreement, Purchaser has not relied upon any statements, representations or warranties by Seller or any agent of Seller.

          (b)          Purchaser agrees that the Property shall be sold and that Purchaser shall accept possession of the Property on the Closing Date strictly on an “AS IS, WHERE IS, WITH ALL FAULTS” BASIS, with no right of set-off or reduction in the Purchase Price except as provided in this Agreement, and that, except for the Representations of Seller’s Representative and any other express written representations of Seller’s Representative contained in this Agreement or other documents delivered by Seller or Seller’s Representative in connection with this Agreement, such sale shall be without representation or warranty of any kind, express or implied, including any warranty of income potential, operating expenses, uses, merchantability or fitness for a particular purpose, or any warranty of matters pertaining to health, safety or the environment, and Seller and Seller’s Representative do hereby disclaim and renounce any such representation or warranty. Purchaser specifically acknowledges that, except for the Representations of Seller’s Representative and any other express written representations of Seller’s Representative contained in this Agreement or other documents delivered by Seller or Seller’s Representative in connection with this Agreement, Purchaser is not relying on any representations or warranties of any kind whatsoever, express or implied, from Seller or Seller’s Representative, or any broker or other agents as to any matters concerning the Property. Purchaser understands the legal significance of the foregoing provisions and acknowledges that they are a material inducement to Seller’s willingness to enter into this Agreement.

          (c)          This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

          (d)          There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser which, if determined adversely to Purchaser, would adversely affect Purchaser’s ability to perform its obligations hereunder.

          (e)          No authorization, consent, approval of any Governmental Authority (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder.

SECTION 7.2.          Seller’s Representations. Except as set forth in the Reports or as otherwise disclosed in writing to Purchaser, Seller warrants and represents to Purchaser as set forth in (a) and (b) of this Section 7.2:

          (a)          Concerning Seller.

                    (i)          Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the Commonwealth of Kentucky. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

                    (ii)          There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened, against or affecting Seller which, if determined adversely to Seller, would adversely affect its ability to perform its obligations hereunder.

                    (iii)          Seller has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement.

                    (iv)          Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the charter documents or by-laws of Seller, (2) to the best of Seller’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Seller is a party or by which it is bound or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

                    (v)          No authorization, consent, or approval of any governmental authority (including courts) or third party is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.

                    (vi)          Seller is not a “foreign person” as defined in Section 1445 of the Code; Seller’s taxpayer identification number is 61-1368064.

          (b)          Representations Concerning the Property.

                    (i)          To the best of Seller’s knowledge, (1) Seller has delivered or made available to Purchaser a complete copy of the Ground Lease, (2) the Ground Lease is in full force and effect, (3) the Ground Lease is the only lease of the Land entered into by Seller concerning the Land, (4) Seller has not previously assigned its interest in the Ground Lease, and (5) Seller’s interest as landlord under the Ground Lease is free and clear of any lien or encumbrance other than matters which Seller reasonably believes will constitute "Permitted Encumbrances."

                    (ii)          Seller has received no written notice from Tenant claiming that Seller is currently in default in its material obligations as landlord under the Ground Lease.

                    (iii)          Except as set forth on Exhibit N: (y) no Rent has been paid by Tenant more than one month in advance, and (z) no Security Deposits have been paid to Seller or its agents.

                    (iv)          Seller has not entered into any material commitments or agreements with any governmental authorities or agencies affecting the Property except for agreements that: (1) have been disclosed in writing to Purchaser; or (2) are a matter of public record and included in the Title Commitment.

                    (v)          Seller has received no written notice from any governmental authorities: (1) that there currently is any pending condemnation or eminent domain proceeding relating to the Real Property, or (2) that any such proceeding is currently contemplated.

                    (vi)          Seller has not received any written notice from any governmental agency requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a material violation of any applicable federal, state, county or municipal law, code, rule or regulation, which has not been cured or waived.

                    (vii)          Seller has received no written notice that any litigation materially affecting the Property is pending or currently threatened.

                    (viii)          Seller has delivered or made available to Purchaser true and complete copies of all Contracts that are in Seller’s possession or control, and, to the best of Seller’s knowledge, such Contracts are in full force and effect.

                    (ix)          Seller has delivered or made available to Purchaser the Reports. Seller and Purchaser acknowledge and agree that (i) Seller has limited knowledge concerning the environmental condition of the Real Property or the Improvements, (ii) the Real Property is ground leased to Tenant pursuant to the Ground Lease which provides environmental covenants on the part of the Tenant, (iii) Purchaser has conducted or will conduct such investigation of the environmental condition of the Real Property and the Improvements as Purchaser deems necessary or prudent, and (iv) Purchaser will rely solely on the Tenant’s covenants in the Ground Lease, the information in the Reports, and Purchaser’s investigation with respect to such environmental condition and not on any Seller covenant, representation or warranty, with respect to the presence or absence of Hazardous Materials on the Real Property or in the Improvements.

                    (x)          Owner holds fee simple title to the Real Property free of liens or encumbrances except for the Permitted Exceptions.

                    (xi)          Except as disclosed in the Title Commitment, there are, to the best of the knowledge of Seller’s Representative, no special taxes or assessments that have been enacted but not yet levied upon any of the Real Property by a Governmental Authority. All real property taxes and assessments and Operating Expenses due and payable in respect of the Real Property have been paid prior to becoming delinquent or, by the Closing Date, will have been paid.

                    (xii)          Owner has not granted to any Person any currently effective option to purchase or right of first refusal with regard to Owner’s interest in the Real Property.

                    (xiii)          At the time of Closing there will be no outstanding written or oral contracts made by Seller for any improvements to the Real Property which have not been fully paid for and Seller shall cause to be discharged all mechanics’ and materialmen’s liens arising from any labor or materials furnished to the Real Property at the request or on behalf of Seller prior to the time of Closing.

                    (xiv)          Seller’s Representative does not know of any facts nor has Seller’s Representative failed to disclose any fact which would prevent Purchaser from leasing the Real Property after Closing in the manner currently leased.

                    (xv)          There are no obligations in connection with the Property which will be binding upon Seller after Closing, except (i) matters which are set forth in the Title Commitment, (ii) the Contracts to which Owner is a party, and (iii) the Ground Lease.

                    (xvi)          There are no tenant allowances, tenant improvement costs, landlord’s work obligations or leasing commissions owed by Seller that are not disclosed on Exhibit M attached hereto.

                    (xvii)          Seller is not a party to or bound by any collective bargaining or union agreement with respect to the Property.

SECTION 7.3.          Knowledge of Seller’s Representative. Whenever a representation is qualified by the phrase “to the best of the knowledge of Seller’s Representative,” or by words of similar import, the accuracy of such representation shall be based solely on the actual (as opposed to constructive or imputed) knowledge, without independent investigation or inquiry in each case, of (i) David E. Hocker, and (ii) such other persons at a management or supervisory level who would, in the ordinary course of their responsibilities as employees or agents of the Seller’s Representative, the Seller, or their Affiliates, receive notice from other agents or employees of Seller’s Representatives, the Seller, or their Affiliates or from other Persons of any of the matters described in the representations and warranties in this Agreement which are limited by the knowledge of Seller’s Representative.

SECTION 7.4.          Limited Representations. Purchaser, Seller and Seller’s Representative understand and acknowledge that the other parties make no representation or warranty, express or implied, except as expressly set forth in this Agreement and any documents delivered by them, respectively, in connection with this Agreement. Purchaser, Seller and Seller’s Representative agree to notify the other parties promptly upon learning of any material inaccuracy in any of the representations and warranties made by them, respectively, to the other.

SECTION 7.5.          Survival of Representations. The representations and warranties of Seller’s Representative, Seller and Purchaser, respectively, expressly set forth in this Agreement and in any documents delivered by them, respectively, in connection with this Agreement shall survive the Closing subject to the limitations set forth in Section 10.4 and shall not be merged into any documents delivered at Closing.

ARTICLE 8
Closing

SECTION 8.1.          Closing Date. The Closing shall take place at 10:00 a.m. on the Closing Date. Notwithstanding the foregoing, if the conditions precedent to Purchaser’s obligations hereunder have not been fully satisfied as of the Closing Date, Purchaser shall have the option, in its sole discretion, to (a) terminate this Agreement in which case the rights of the parties will be as set forth in Section 10.1 below, (b) waive such condition and proceed with the Closing, or (c) extend the Closing Date for a reasonable period of time, not to exceed thirty (30) days after the initially scheduled Closing Date, in order allow for satisfaction of such closing condition. Unless the parties otherwise agree in writing, the Closing shall be conducted through a customary escrow arrangement with the Title Company and, on or before the Closing Date, Seller’s Representative shall deliver, or caused to be delivered, to the Title Company the documents listed in Section 8.2(a)-(h) and the Purchaser shall deliver to the Title Company the documents and funds described in Section 8.3. The remaining materials described in Section 8.2 shall be delivered, to the extent required pursuant to this Section 8.2, directly from Seller or Seller’s Representatives to Purchaser (or Purchaser’s property manager) on or before the Closing Date.

SECTION 8.2.            Seller’s Deliveries. At the Closing, Seller shall execute and deliver or cause to be delivered to Purchaser, at Seller’s sole expense, each of the following items:

(a)           The Deed.

(b)           The Bill of Sale.

(c)           The Assignment and Assumption of Ground Lease.

(d)           Original or copy (certified as complete) of the Ground Lease.

(e)           A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code.

(f)           A certificate updating the Seller Representations substantially in the form of Exhibit I.

(g)           Such evidence or documents as may be reasonably required by the Title Company relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; and (iii) the status and capacity of Seller and the authority of the Person or Persons who are executing the various documents on behalf of Seller in connection with the sale of the Property.

(h)           A duly-executed Closing Statement.

(i)           An updated Rent Roll.

(j)           All keys in Seller’s possession or control to all locks on the Improvements (if any).

(k)           All Contracts and all other documents in the possession or control of Seller and material to Purchasers ownership or operation of the Property, including all permits, licenses, approvals, plans, specifications, guaranties and warranties relating to the Property and in Sellers possession or control.

(l)           A copy of the Survey of the Real Property, (i) signed by the surveyor or engineer preparing the Survey, (ii) acceptable to, and certified to, Purchaser and the Title Company and (C) in sufficient detail to allow Title Company to delete the survey exception from the title policy/endorsement.

(m)            If obtained by the Seller or the Seller’s Representative, a copy of the Zoning Certificate.

SECTION 8.3.           Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Seller the following items: (a) Immediately available federal funds sufficient to pay the Purchase Price and Purchaser’s share of all escrow costs and closing expenses

(b)           Duly executed and acknowledged originals of the Assignment and Assumption of Ground Lease and the Closing Statement.

(c)           Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Purchaser and the authority of the Person or Persons who are executing the various documents on behalf of Purchaser in connection with the purchase of the Property.

SECTION 8.4.           Costs and Prorations

(a)            General. All rentals, revenues and other income generated by the Real Property and all utilities, Real Estate Taxes, maintenance charges and other Operating Expenses incurred in connection with the ownership, management and operation of the Real Property shall be paid or shall be prorated between Seller and Purchaser in accordance with the provisions of this Section 8.4. For purposes of the prorations and adjustments to be made pursuant to this Section 8.4, Purchaser shall be deemed to own the Real Property and therefore be entitled to any revenues and be responsible for any expenses for the entire day upon which the Closing is completed. Any apportionments and prorations which are not expressly provided for in this Section shall be made in accordance with the customary practice in the area in which the Property is located. Seller and Purchaser shall prepare a schedule of adjustments (the “Closing Statement”) before the Closing. Any net adjustment in favor of Purchaser shall be credited against the Purchase Price at the Closing. Any net adjustment in favor of Seller shall be paid in cash at the Closing by Purchaser to Seller. A copy of the Closing Statement agreed upon by Seller and Purchaser shall be executed by Seller and Purchaser and delivered to the Title Agent at the Closing.

(b)           Rent. Rent shall be prorated at the Closing in accordance with the following provisions:

(i)            Minimum Rent. Minimum Rent for the month of Closing shall be prorated between Seller and Purchaser as of the Closing on an accrual basis based on the actual number of days in the month during which the Closing occurs. Seller shall be entitled to all Minimum Rent which accrues before the Closing and Purchaser shall be entitled to all Minimum Rent which accrues on and after the Closing.

(ii)            Additional Rent. Monthly or other payments made by Tenant based upon projected or estimated Additional Rent shall be separately prorated between Seller and Purchaser as of the Closing on an accrual basis based on the actual number of days in the fiscal year set forth in the Ground Lease for the determination and payment of Additional Rent. Such fiscal year for determination and payment of Additional Rent in which the Closing occurs is hereinafter referred to as the “Applicable Additional Rent Fiscal Year” Seller and Purchaser shall prorate the total Additional Rent due from Tenant for the Tenant’s Applicable Additional Rent Fiscal Year as a part of the Final Closing Adjustment pursuant to Section 8.4(f).

(c)           Taxes and Assessments.

(i)            Proration of Taxes at Closing. All Real Estate taxes assessed against the Property (other than any fines or penalties, the payment of which on or before Closing shall be the responsibility of Seller solely), shall be prorated, as between Seller and Purchaser, as of the Closing Date as follows: the 2005 tax bill shall be prorated, as between Seller and Purchaser, based upon the actual current tax bill and the number of days the Real Property was owned by Seller and Purchaser, respectively, during the Calendar Year of Proration. If the most recent tax bill received by Seller before the Closing is not the actual current tax bill, then Seller and Purchaser shall initially prorate the Real Estate taxes at the Closing by applying one hundred percent (100%) of the tax rate for the period covered by the most current available tax bill to the latest assessed valuation, and shall re-prorate the Real Estate Taxes retroactively at the Final Closing Adjustment.

(ii)            Post-Closing Refunds of Taxes. Any refunds of Real Estate Taxes made after the Closing shall be held in trust and shall first be applied to the unreimbursed third-party costs incurred in obtaining the refund, then paid to Tenant if Tenant is entitled to the same and the balance, if any, shall be paid to Seller (for the period prior to the Closing Date) and to Purchaser (for the period commencing on and after the Closing Date).

(iii)           Pending Tax Proceedings. If any proceeding to determine the assessed value of the Real Property or the Real Estate Taxes payable with respect to the Real Property has been commenced before the date hereof and shall be continuing as of the Closing Date, Seller shall be authorized to continue to prosecute such proceeding and shall be entitled to any abatement proceeds therefrom allocable to any period before the Closing. Purchaser agrees to cooperate with Seller and to execute any and all documents reasonably requested by Seller in furtherance of the foregoing.

(d)            Operating Expenses. All Operating Expenses shall be prorated between Seller and Purchaser as of the Closing on an accrual basis, based on the actual number of days in the month during which the Closing occurs. Seller shall be responsible for all Operating Expenses attributable to the period before the Closing and Purchaser shall be responsible for all Operating Expenses attributable to the period on and after the Closing.

(e)           Required Statements and Reports.

(i)           Exchange of Information. As soon as reasonably practical after December 31 of the Calendar Year of Proration, Purchaser shall furnish to Seller a statement, certified to be true and correct by Purchaser, setting forth all Operating Expenses incurred by Purchaser during the period beginning on the Closing and ending on the last day of the Calendar Year of Proration and all reimbursements received during such period by Purchaser, as landlord, under the Lease for Tenant’s share of Reimbursable Expenses for the Calendar Year of Proration.

(f)            Final Closing Adjustment. No later than one year from the Closing Date, Seller and Purchaser shall make a final adjustment to the prorations (the “Final Closing Adjustment”). The Final Closing Adjustment shall be made in the following manner:

(i)            General. All adjustments or prorations which could not be determined at the Closing because of the lack of actual statements, bills or invoice for the current period, the year-end adjustment of Additional Rent or any other reason shall be made as a part of the Final Closing Adjustment. Any net adjustment in favor of Purchaser shall be paid in cash or cash equivalent by Seller to Purchaser no later than twenty (20) days after the Final Closing Adjustment. Any net adjustment in favor of Seller shall be paid in cash or cash equivalent by Purchaser to Seller no later than twenty (20) days after the Final Closing Adjustment.

(ii)            No Further Adjustments. The Final Closing Adjustment shall be conclusive and binding upon Seller and Purchaser and Seller and Purchaser hereby waive any right to contest after the Final Closing Adjustment any prorations, apportionments or adjustments to be made pursuant to this Section.

(g)            Closing Costs. Purchaser and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Purchaser shall pay (i) all costs associated with its due diligence, including the cost of appraisals, architectural, engineering, credit and environmental reports, and (ii) one-half of all transfer taxes. Seller shall pay (i) one-half of the transfer tax, (ii) the cost of obtaining the Title Commitment and an owner’s policy of title insurance in the amount of the Purchase Price, and (iii) the cost of the Updated Survey. All other customary purchase and sale closing costs shall be paid by Seller or Purchaser in accordance with the custom in the jurisdiction in which the Property is located.

SECTION 8.5.            Possession. Possession of the Property shall be delivered to Purchaser by Seller at the Closing, subject only to the Ground Lease, the Operating Agreement, rights arising under the Contracts assumed by Purchaser and the other Permitted Exceptions. Seller and Purchaser covenant and agree to execute, at Closing, a written notice of the acquisition of the Property by Purchaser, in sufficient copies for transmittal to the Tenant and properly addressed to the Tenant. Such notice shall be prepared by Purchaser and approved by Seller, shall notify the Tenant of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices, and other matters reasonably required by Purchaser or required by law. Unless a different procedure is required by applicable law, in which event such laws shall be controlling, Purchaser agrees to transmit or otherwise deliver such letters to the Tenant promptly after Closing.

ARTICLE 9
Real Estate Commission

SECTION 9.1.            Commissions. If and when, but only if and when, the Closing is completed and the Purchase Price is paid in full, Seller shall be obligated to pay a real estate commission and/or brokerage fee to Seller’s Broker in accordance with a separate agreement between Seller and Seller’s Broker. Seller’s Broker shall indemnify Seller and Purchaser against all claims, costs and liability relating to any broker or other person claiming by, through or under Seller’s Broker. Such commissions shall be paid in full at Closing. By execution of this Agreement, Seller’s Broker agrees to the foregoing matters.

Seller and Purchaser represent and warrant to each other that no other brokerage fee or real estate commission is or shall be due or owing in connection with this transaction, and Seller and Purchaser hereby indemnify and hold the other harmless from any and all claims of any other broker or agent based on action or alleged action of the other. The provisions of this paragraph shall survive the Closing.

ARTICLE 10
Termination and Default

SECTION 10.1.            Termination without Default. If the sale of the Property is not consummated because of the failure of any condition precedent to Purchaser’s obligations expressly set forth in this Agreement or for any other reason except a default by Purchaser in its obligation to purchase the Property in accordance with the provisions of this Agreement, and provided that Purchaser has performed or tendered performance of all of its material obligations under this Agreement, the Deposit shall promptly be returned to Purchaser.

SECTION 10.2.           Purchaser’s Default. If the sale contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Property in accordance with the terms of this Agreement after Seller has performed or tendered performance of all of its material obligations in accordance with this Agreement, then: (a) this Agreement shall terminate; (b) the Deposit shall be paid to and retained by Seller as liquidated damages; and (c) except for Purchaser’s Surviving Obligations, Seller and Purchaser shall have no further obligations to each other. PURCHASER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIEs’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLER AND PURCHASER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. SUBJECT TO SECTION 11.8, PURCHASER AND SELLER AGREE THAT SELLER’s RIGHT TO RETAIN THE DEPOSIT SHALL BE SELLER’s SOLE REMEDY, AT LAW AND IN EQUITY, FOR PURCHASER’S FAILURE TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

SECTION 10.3.           Seller’s Default. If Purchaser shall have performed or tendered performance of all of its material obligations under this Agreement, and Seller defaults in its obligation to sell the Property to Purchaser in accordance with the terms of this Agreement, then, Purchaser may, as its sole and exclusive remedy at law or in equity: (a) terminate this Agreement by giving written notice thereof to Seller, in which event the Deposit will promptly be returned to Purchaser and the parties shall have no further obligation to each other except for Purchaser’s Surviving Obligations; (b) waive such default and consummate the transactions contemplated hereby in accordance with the terms of this Agreement; or (c) specifically enforce this Agreement. Purchaser hereby irrevocably waives any other right or remedy for such default.

SECTION 10.4.           Breach of Representations. Seller and Purchaser agree that, following the Closing, each shall be liable for the direct, but not consequential or punitive, damages resulting from any breach of its representations and warranties expressly set forth in Article 7 hereof; provided, however, that (i) the total liability of Seller for all such breaches and any matters relating thereto shall not, in the aggregate, exceed an amount equivalent to the Purchase Price; (ii) the total liability of Purchaser for all such breaches and any matters relating thereto shall not, in the aggregate, exceed an amount equivalent to the Purchase Price; (iii) such representations and warranties are personal to Seller and Purchaser and may not be assigned to or enforced by any other Person, other than to an assignee of Purchaser in accordance with Section 11.3; and (iv) the representations and warranties of Seller set forth in this Agreement or in any document or certificate delivered by Seller in connection herewith shall survive the Closing for a period of one (1) year, and no action or proceeding thereon shall be valid or enforceable, at law or in equity, if a legal proceeding is not commenced within that time. Notwithstanding the foregoing, Seller shall have no liability for any such breach: (a) regarding which Purchaser or its attorneys, agents or consultants, had actual knowledge prior to Closing; or (b) that was disclosed (i) in this Agreement or any exhibit hereto, (ii) in the Reports, or (iii) in any other document, study or report delivered or made available to Purchaser or its attorneys, consultants or agents before the Closing, including any certificate referred to in Section 8.2(f) or any estoppel certificate. The disclosure or expression of any facts, claims or information by Tenant in its estoppel certificate shall not be deemed a material variation from the form required if such facts, claims or information were disclosed to Purchaser by letter from Seller before the Effective Date or as part of the Rent Roll.

ARTICLE 11
Miscellaneous

SECTION 11.1.            Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

SECTION 11.2.           Binding On Successors and Assigns. Subject to Section 11.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 11.3.           Assignment by Purchaser. Without the prior written consent of Seller, Purchaser shall not, directly or indirectly, assign this Agreement or any of its rights hereunder. Any attempted assignment in violation hereof shall, at the election of Seller, be of no force or effect and shall constitute a default by Purchaser. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement subject to the following conditions: (a) the assignment must be to a limited partnership, limited liability company or other entity controlled by Purchaser or the owners of Purchaser as of the date hereof and in which Purchaser or the owners of Purchaser as of the date hereof own, directly or indirectly, at least a 51% interest; (b) such assignee must assume all of Purchaser’s obligations hereunder in a manner reasonably acceptable to Seller and become jointly and severally liable with Purchaser for all such obligations; and (c) at least five (5) days prior to the proposed assignment, Purchaser shall provide Seller with notice thereof and evidence that the foregoing conditions are satisfied.

SECTION 11.4.           Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

SECTION 11.5.            Governing Law.

(a)            This Agreement shall be construed and the rights and obligations of Seller and Purchaser hereunder determined in accordance with the internal laws of the State of Ohio.

(b)            In recognition of the benefits of having any disputes with respect to this Agreement resolved by an experienced and expert person, Seller and Purchaser hereby agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by any party hereto on or with respect to this Agreement or which in any way relates, directly or indirectly, to this Agreement or any event, transaction, or occurrence arising out of or in any way connected with this Agreement or the Property, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING.

SECTION 11.6.            Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement.

SECTION 11.7.           Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) by United States Postal Service, certified mail, return receipt requested, (ii) by any nationally known overnight delivery service for next day delivery or (iii) delivered in person. All notices shall be deemed to have been given upon receipt. All notices shall be addressed to the parties at the addresses below:

To Seller:	Northgate Investments, LLC
c/o David Hocker and Associates, Inc.
1901 Frederica Street
Owensboro, Kentucky 42301-4818
Attn: David E. Hocker

and with a copy to:	Wyatt, Tarrant & Combs, LLP
500 West Jefferson Street
Louisville, Kentucky 40202-2298
Attn: Leo F. Camp, Esq.

To Purchaser:	FMP Northgate Outparcel LLC
c/o Feldman Mall Properties, Inc.
3225 North Central Avenue, Suite 1205
Phoenix, Arizona 85012
Attn: Jeffrey Erhart, Esq.
Telecopy: (602) 277-7774
Phone: (602) 277-5559

with a copy to:	Taft, Stettinius & Hollister LLP
1800 U.S. Bank Tower
425 Walnut Street
Cincinnati, Ohio 45202-3957
Attn: Stephen M. Griffith, Jr.
Telecopy: (513) 381-0205
Phone: (513) 357-9312

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 11.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

SECTION 11.8.           Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.

SECTION 11.9.            Time Periods. Any reference in this Agreement to the time for the performance of obligations or elapsed time shall mean consecutive calendar days, months, or years, as applicable. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

SECTION 11.10.            Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by both Seller and Purchaser.

SECTION 11.11.            Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

SECTION 11.12.            Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein” , “ hereinafter” , “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “ including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”

SECTION 11.13.           Time of the Essence. Time is of the essence of this Agreement and all covenants and deadlines hereunder. Without limiting the foregoing, Purchaser and Seller hereby confirm their intention and agreement that time shall be of the essence of each and every provision of this Agreement, notwithstanding any subsequent modification or extension of any date or time period that is provided for under this Agreement. The agreement of Purchaser and Seller that time is of the essence of each and every provision of this Agreement shall not be waived or modified by any conduct of the parties, and the agreement of Purchaser and Seller that time is of the essence of each and every provision of this Agreement may only be modified or waived by the express written agreement of Purchaser and Seller that time shall not be of the essence with respect to a particular date or time period, or any modification or extension thereof, which is provided under this Agreement.

SECTION 11.14.           Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

SECTION 11.15.           Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable local, state, or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

SECTION 11.16.            No Recording. The provisions hereof shall not constitute a lien on the Property. Neither Purchaser nor its agents or representatives shall record or file this Agreement or any notice or memorandum hereof in any public records. If Purchaser breaches the foregoing provision, this Agreement shall, at Seller’s election, terminate, and Seller shall retain the Deposit in accordance with Section 10.2. Purchaser hereby irrevocably appoints Seller as its true and lawful attorney-in-fact, coupled with an interest, for the purpose of executing and recording such documents and performing such other acts as may be necessary to terminate any recording or filing of this Agreement in violation of this provision.

SECTION 11.17.            No Implied Agreement. Neither Seller nor Purchaser shall have any obligations in connection with the transaction contemplated by this Agreement unless both Seller and Purchaser, each acting in its sole discretion, elects to execute and deliver this Agreement to the other party. No correspondence, course of dealing or submission of drafts or final versions of this Agreement between Seller and Purchaser shall be deemed to create any binding obligations in connection with the transaction contemplated hereby, and no contract or obligation on the part of Seller or Purchaser shall arise unless and until this Agreement is fully executed by both Seller and Purchaser. Once executed and delivered by Seller and Purchaser, this Agreement shall be binding upon them notwithstanding the failure of Escrow Agent or any broker or other Person to execute this Agreement.

IN WITNESS WHEREOF, Seller and Purchaser hereto have executed this Agreement as of the date first written above.

SELLER:

NORTHGATE INVESTMENTS, LLC,
a Kentucky limited liability company

By: HOCKER NORTHGATE HOLDINGS II,
INC., a Kentucky corporation,
its Managing Member

By: _____________________________
David E. Hocker, President

PURCHASER:

FMP NORTHGATE OUTPARCEL LLC,
a Delaware limited liability company

By: ___________________________________

Name: _________________________________

Title: __________________________________

The Broker is executing this Agreement solely
to acknowledge its obligations under Section 9.1.

SELLER’S BROKER:

GRANITE PARTNERS, LLC

By: ___________________________________

Name: _________________________________

Title: __________________________________

RECEIPT BY THE ESCROW AGENT

This Agreement, fully executed by both Seller and Purchaser, has been received by the Escrow Agent this ____ day of April, 2005 and by execution hereof, Escrow Agent hereby covenants and agrees to be bound by the terms of this Agreement that are applicable to it.

ESCROW AGENT:

STEWART TITLE GUARANTY COMPANY

By: ___________________________________

Name: _________________________________

Title: __________________________________